Exhibit 99.1

Canterbury Park Suspends Gaming Operations

SHAKOPEE, Minn.--(BUSINESS WIRE)--July 1, 2011--Effective at midnight on June 30, 2011, Canterbury Park Holding Corporation (NASDAQ:CPHC) suspended all of its gaming operations. This action was taken due to the fact that Minnesota’s Governor and Legislature failed to reach an agreement on the State’s budget for the biennium beginning July 1, 2011. The inability to reach an agreement forced many state agencies to immediately shut down due to the lack of an appropriation of funds. The Minnesota Racing Commission (the “MRC”), the agency which regulates Canterbury Park’s pari-mutuel and Card Casino gaming operations, was one state agency ordered to close.

During its suspension of gaming operations and despite a continuation of the impasse between the Governor and Legislature, the Company will continue to pursue measures through legal channels that would allow gaming operations to resume at Canterbury Park. As previously reported, the Company is one of the plaintiffs in a lawsuit filed in Scott County District Court that seeks an order directing the State to provide funding for the MRC during the budget impasse because the monies needed to provide such funding are supplied 100% by payments from racetracks and other racing industry sources. Yesterday, the Minnesota Supreme Court directed that this lawsuit be consolidated with other applications for relief from the partial government shutdown.

“I am extremely disappointed that we have been forced to suspend our gaming operations due to the state government shutdown,” stated Randy Sampson, Canterbury Park’s President and CEO. “Beginning today and each day that follows, so long as the impasse continues and our horse racing, simulcasting and Card Casino operations are suspended, we will suffer severe financial loss. We will lose gaming and concession revenues in excess of $1 million per week even as we continue to incur substantial operating expenses, including expenses to support our backside horse population. Moreover, without any revenues coming in, we are now forced to begin laying off substantially all of our 1,100 full time and part time employees, causing hardship for them and their families.”

Mr. Sampson concluded: “We are hopeful that a government shutdown is short-lived and that a budget solution will soon be found that is acceptable to both the Governor and the Legislature. However, should the stalemate continue, there is the real possibility that owners and trainers will likely start moving their horses from Canterbury to other racetracks within a week or two of July 1, and, once they leave, it is unlikely they will return. Clearly, if the budget impasse continues beyond early July the impact could be devastating for Canterbury and the horse industry. We could lose the entire remainder of the racing season.”

About Canterbury Park:

Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 62-day 2011 live race meet began on May 20th and ends September 5th. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223